PRUDENTIAL MONEYMART ASSETS, INC.

ARTICLES SUPPLEMENTARY

Prudential MoneyMart Assets, Inc., a Maryland corporation (the “Corporation”), having its principal office in Baltimore City, Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation (the “Board of Directors”) by Article FOURTH of the charter of the Corporation (the “Charter”), the Board of Directors has duly reclassified and designated all authorized but unissued shares of Class L Common Stock, $0.001 par value per share, of the Corporation as additional shares of Class A Common Stock, $0.001 par value per share, of the Corporation (“Class A Common Stock”), with the terms set forth in the Charter applicable to shares of Class A Common Stock.

SECOND: Prior to the reclassification and designation authorized by these Articles Supplementary, the total number of shares of all classes and series of stock which the Corporation had authority to issue was 20,000,000,000 shares, $0.001 par value per share, having an aggregate par value of $20,000,000, classified and designated as follows:

Class A Common Stock 10,000,000,000 shares

Class B Common Stock 2,500,000,000 shares

Class C Common Stock 2,500,000,000 shares

Class L Common Stock 1,000,000,000 shares

Class M Common Stock 1,000,000,000 shares

Class X Common Stock 1,000,000,000 shares

Class Z Common Stock 2,000,000,000 shares

THIRD: As reclassified and designated hereby, the total number of shares of all classes and series of stock which the Corporation has authority to issue is 20,000,000,000 shares, $0.001 par value per share, having an aggregate par value of $20,000,000, classified and designated as follows:

Class A Common Stock 11,000,000,000 shares

Class B Common Stock 2,500,000,000 shares

Class C Common Stock 2,500,000,000 shares

Class M Common Stock 1,000,000,000 shares

Class X Common Stock 1,000,000,000 shares

Class Z Common Stock 2,000,000,000 shares

FOURTH: The terms of shares of all other classes or series of stock of the Corporation (including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption) are as provided in the Charter and remain unchanged by these Articles Supplementary.

FIFTH: These Articles Supplementary shall become effective upon filing with the State Department of Assessments and Taxation of Maryland.

IN WITNESS WHEREOF, Prudential MoneyMart Assets, Inc. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Assistant Secretary on June 7, 2012.

WITNESS:	PRUDENTIAL MONEYMART ASSETS, INC.

/s/ Jonathan D. Shain ___	By: /s/ Stuart S. Parker______
Jonathan D. Shain, Assistant Secretary	Stuart S. Parker, President

The undersigned, President of Prudential MoneyMart Assets, Inc., who executed on behalf of the Corporation the foregoing Articles Supplementary of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ Stuart S. Parker______
 Stuart S. Parker, President